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                                                                    EXHIBIT 12.2


                     SARA LEE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                          (in millions except ratios)

                                                                           Thirty-Nine Weeks Ended
                                                                           -----------------------
                                                                        March 30,             April 1,
                                                                           1996                 1995
                                                                        ---------           ----------
Fixed charges and preferred stock dividend requirements:
     Interest expense                                                   $   175             $    178
     Interest portion of rental expense                                      52                   52
                                                                        -------             --------
     Total fixed charges before capitalized interest
          and preferred stock dividend requirements                         227                  230
     Capitalized interest                                                     9                   10
     Preferred stock dividend requirements (1)                               33                   33
                                                                        -------             --------

          Total fixed charges and preferred stock
               dividend requirements                                    $   269             $    273
                                                                        =======             ========


Earnings available for fixed charges and preferred
          stock dividend requirements:
     Income before income taxes                                         $   995             $    889
     Less undistributed income in minority owned companies                   (3)                  (7)
     Add minority interest in majority-owned subsidiaries                    29                   27
     Add amortization of capitalized interest                                17                   16
     Add fixed charges before capitalized interest and
          preferred stock dividend requirements                             227                  230
                                                                        -------             --------
          Total earnings available for fixed charges and
               preferred stock dividend requirements                    $ 1,265             $  1,155
                                                                        =======             ========

Ratio of earnings to fixed charges and preferred stock
          dividend requirements                                             4.7                  4.2
                                                                        =======             ========



(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.



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